Press Release

Exhibit 99.1

GOLDFIELD ANNOUNCES SECOND QUARTER 2009 RESULTS

MELBOURNE, Florida, August 11, 2009 - The Goldfield Corporation (NYSE Amex: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced improved results for the six and three months ended June 30, 2009.

Revenue for the six months ended June 30, 2009 increased 24.7% to $16.1 million, compared to revenue of $12.9 million in the six months ended June 30, 2008.  The Company’s operating loss decreased to $433,000 in the current period, compared to a $1.6 million operating loss during the same period in 2008.

Revenue for the three months ended June 30, 2009 increased 29.0% to $7.2 million, compared to revenue of $5.6 million in the three months ended June 30, 2008.  The Company’s operating loss decreased to $879,000 in the current quarter, compared to $1.0 million during the same period in 2008.

Electrical construction revenue increased 35.0%, to $16.1 million for the six months ended June 30, 2009 from $11.9 million, an increase of $4.2 million over the same period in the prior year.  The improvement in revenue during this period in the electrical construction segment is primarily due to an increase in storm restoration work in Missouri, as a result of damage due to ice storms, and an increase in fixed price contract transmission projects.  For the three months ended June 30, 2009, electrical construction revenue increased 41.4% to $7.2 million from $5.1 million for the three months ended June 30, 2008, an increase of $2.1 million, primarily due to a higher number of critical completion date transmission projects taking place before increased summer electrical loads.  Operating income from electrical construction operations increased to $1.1 million for the six months ended June 30, 2009 from $66,000 for the same period in 2008, due primarily to the storm restoration work and improved productivity on several jobs.  In addition, the increase in revenue covers a higher percentage of fixed overhead costs.  Electrical construction operations had an operating loss of $162,000 and $191,000 for the three months ended June 30, 2009 and 2008, respectively.

During the six and three months ended June 30, 2009, the real estate development segment produced no revenues because of the continued depressed state of the real estate market in Florida, as compared to revenues of $984,000 and $492,000 during the six and three months ended June 30, 2008.  Results of operations for the real estate development segment remained essentially comparable with an operating loss for the six months ended June 30, 2009 and 2008 of $260,000 and $310,000, respectively.  Real estate development operations had an operating loss of $101,000 in the three months ended June 30, 2009, compared to an operating loss of $159,000 in the three months ended June 30, 2008.

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Net loss for the six months ended June 30, 2009 was $492,000 ($0.02 net loss per share) compared to net loss of $1.2 million ($0.05 net loss per share) in the comparable prior year period.  Net loss for the three months ended June 30, 2009 was $903,000 ($0.04 net loss per share) compared to net loss of $683,000 ($0.03 net loss per share) in the comparable prior year quarter.

John H. Sottile, President of Goldfield commented “given current economic conditions, we are pleased that our improved results in the first quarter have continued into the second quarter, due in large part to the increased activity of our electrical construction operations.”  Commenting on the Company’s real estate development segment, Mr. Sottile continued, “the real estate market in Florida continues to be weak.  Fortunately, because the Company delayed commencement of new projects as market conditions deteriorated, the Company’s real estate exposure is very manageable, and the Company’s most recently completed project, Pineapple House, was well-received, with more than half of the units sold, and many occupied.”

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States.  The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.  Goldfield is also involved in the development of high-end condominium projects on Florida's east coast.  For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward-looking statements based on our current expectations.  Our actual results may differ materially from what we currently expect.  Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition.  Factors that may affect the results of our real estate development operations include, among others: the level of consumer confidence; the continued weakness in the Florida condominium market;  our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; increases in construction and homeowner insurance and the availability of insurance.  Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; changes in generally accepted accounting principles; our ability to obtain necessary permits from regulatory agencies;  our ability to maintain or increase historical revenues and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing, particularly in light of the current disruption in the credit markets.  Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com.

For further information, please contact:
The Goldfield Corporation
Phone: (321) 724-1700
Email:   investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue
Electrical construction	$7,233,173	$5,116,938	$16,134,042	$11,949,121
Real estate development	-	491,686	-	984,027
Total revenue	7,233,173	5,608,624	16,134,042	12,933,148

Costs and expense
Electrical construction	6,634,301	4,414,405	13,408,286	10,049,145
Real estate development	41,225	452,119	88,512	929,103
Selling, general and administrative	695,317	830,418	1,568,922	1,809,417
Depreciation	795,042	852,918	1,555,231	1,708,490
Write down of inventory	-	36,502	-	36,502
Provision for doubtful accounts	-	27,078	-	27,078
(Gain) loss on sale of assets	(53,465)	3,311	(53,465)	6,928
Total costs and expense	8,112,420	6,616,751	16,567,486	14,566,663
Total operating loss	(879,247)	(1,008,127)	(433,444)	(1,633,515)

Other income (expense), net
Interest income	8,569	21,611	17,434	52,096
Interest expense	(41,387)	(99,045)	(87,978)	(224,089)
Other income (loss), net	(4,026)	1,122	9,076	4,883
Total other expense, net	(36,844)	(76,312)	(61,468)	(167,110)

Loss from continuing operations before income taxes	(916,091)	(1,084,439)	(494,912)	(1,800,625)

Income tax benefit	(9,633)	(401,206)	-	(646,949)

Loss from continuing operations	(906,458)	(683,233)	(494,912)	(1,153,676)

Gain from discontinued operations, net of tax	3,368	-	3,368	-

Net loss	$(903,090)	$(683,233)	$(491,544)	$(1,153,676)

Loss per share of common stock - basic and diluted
Continuing operations	$(0.04)	$(0.03)	$(0.02)	$(0.05)
Discontinued operations	-	-	-	-
Net loss	$(0.04)	$(0.03)	$(0.02)	$(0.05)

Weighted average number of common shares
outstanding – basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$4,635,490	$4,921,980
Accounts receivable and accrued billings	4,366,908	6,709,015
Remediation insurance receivable	32,512	99,375
Current portion of notes receivable	39,724	54,169
Construction inventory	11,650	-
Real estate inventory	2,323,756	2,323,756
Costs and estimated earnings in excess of
billings on uncompleted contracts	855,786	1,135,290
Prepaid expenses and other current assets	1,148,986	1,127,745
Total current assets	13,414,812	16,371,330

Property, buildings and equipment, at cost, net	7,933,297	7,656,580
Notes receivable, less current portion	295,586	304,671
Deferred charges and other assets	1,546,206	1,165,953
Total assets	$23,189,901	$25,498,534

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,862,276	$2,932,690
Billings in excess of costs and estimated
earnings on uncompleted contracts	-	7,564
Current portion of notes payable	4,182,975	2,096,645
Current portion of capital leases	322,754	320,013
Reserve for remediation	79,750	153,368
Total current liabilities	6,447,755	5,510,280

Other accrued liabilities	27,437	28,423
Notes payable, less current portion	468,281	3,062,333
Capital leases, less current portion	99,818	259,344
Total liabilities	7,043,291	8,860,380
Commitments and contingencies

Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Accumulated deficit	(3,808,263)	(3,316,719)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	16,146,610	16,638,154
Total liabilities and stockholders' equity	$23,189,901	$25,498,534